Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated December 5, 2025, relating to the financial statements of Art Technology Acquisition Corp., as of September 10, 2025 and for the period from August 22, 2025 (inception) through September 10, 2025 (which includes an explanatory paragraph related the Company’s ability to continue as a going concern), which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

December 19, 2025